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                                                                    Exhibit 99.3


                                 April 22, 1998


The Board of Directors
JeffBanks, Inc.
1845 Walnut Street, 10th Floor
Philadelphia, PA  19103

Ladies and Gentlemen:

         I consent to serve as a director of JeffBanks, Inc. upon consummation of the merger contemplated by the Amended and Restated Agreement and Plan of Merger dated March 27, 1998 and effective as of March 18, 1998 by and among Regent Bancshares, Corp., Regent National Bank, JeffBanks, Inc., JeffBanks Acquisitioncorp. V, Inc. and Jefferson Bank.

                                            Sincerely,


                                            /s/ John W. Rose
                                            ----------------
                                            JOHN W. ROSE

JWR:lmc